Exhibit 5.1
[Letterhead of Jones Day]
December 2, 2005
Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618

Re:	Registration on Form S-3 of 224,531 Shares of Common Stock of Midway Games Inc.
Ladies and Gentlemen:
     We have acted as counsel for Midway Games Inc., a Delaware corporation (the “Company”), in connection with the registration for resale by certain selling security holders identified in the Registration Statement on Form S-3 (the “Registration Statement”) of an aggregate of 224,531 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), and the accompanying stock purchase rights (the “Rights”), that may be sold by the selling security holders from time to time as contemplated by the Registration Statement. The Shares were issued to the selling security holders in connection with the Company’s acquisition of The Pitbull Syndicate Limited as described in the Registration Statement.
     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Shares are validly issued, fully paid and nonassessable.
     2. When issued in accordance with the terms of the Third Amended and Restated Rights Agreement, dated October 14, 2003, between the Company and The Bank of New York, as rights agent (the “Rights Agreement”), the Rights will be validly issued.
     The opinion set forth in paragraph 2 is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day